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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported) November 11, 1998



                              Village Bancorp, Inc.
               (Exact name of Registrant as Specified In Charter)

       Connecticut                   0-11786                  06-1076844
(State or Other Jurisdiction     (Commission File            (IRS Employer
     of Incorporation)                Number)              Identification No.)

25 Prospect Street Ridgefield, Connecticut                         06877
(Address of Principal Executive Offices)                         (Zip Code)

Registrant's telephone number, including area code             (203) 438-9551

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Item 5. Other Events

     On November 11, 1998, Village Bancorp ("Village") entered into an Agreement and Plan of Merger (the "Agreement") pursuant to which Village will merge with Webster Financial Corporation ("Webster") in a stock-for-stock or, at the election of Village shareholders, a stock-for-cash exchange (the "Merger"). The Merger is intended to be tax-free for Village shareholders receiving Webster stock. The amount of cash paid to Village shareholders will be limited to 20% of the total Merger consideration. Village shareholders receiving Webster stock will receive $23.50 in Webster stock as long as Webster's share price is not greater than $27.50 and not less than $19.50. If Webster's share price exceeds $27.50, the exchange ratio will be 0.8545 shares of Webster stock for each share of Village stock, and if Webster's share price is below $19.50, the exchange ratio will be 1.2051 shares of Webster stock for each share of Village stock. If Webster's share price is below $17.55, Village has the right to terminate the Agreement, subject to Webster's right to increase the exchange ratio to the fraction equal to $21.15 divided by Webster's share price. The Merger must be approved by Village shareholders and regulatory authorities and is subject to various customary closing conditions. In connection with the Agreement, Village and Webster entered into an Option Agreement, pursuant to which Village granted Webster an option, exercisable in certain circumstances, to purchase an aggregate of 388,466 newly issued shares of Village common stock. Webster's press release relating to the Merger dated November 11, 1998 is attached as
Exhibit 99.1 to this Form 8-K and incorporated herein by reference.


Item 7. Financial Statement, Pro Forma Financial Information and Exhibits

(c) Exhibits

     99.1 Press Release dated November 11, 1998.


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         VILLAGE BANCORP, INC.



                                          By:   /s/ Robert V. Macklin
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                                            Name:   Robert V. Macklin
                                            Title:  President & CEO


November 17, 1998


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                                  EXHIBIT INDEX


99.1 Press Release dated November 11, 1998.